RICHARD M. RISOLDI, MIDDLESEX WATER COMPANY COO RETIRES,

NEW OFFICERS NAMED

ISELIN, NJ, July 2, 2019 - Middlesex Water Company (NASDAQ:MSEX) announced today that Richard M. Risoldi, Senior Vice President – Operations & Chief Operating Officer retired effective July 1, 2019. The Company reported several executive leadership changes in October 2018 in connection with its succession plans. The following executives, G. Christian Andreasen, Georgia M. Simpson and Robert K. Fullagar have been named Vice Presidents of the Company effective July 1, 2019 and will join the Company’s Executive Committee.

“As Chief Operating Officer of Middlesex Water, Rick’s numerous responsibilities included oversight of water and wastewater treatment, engineering/construction, capital projects, disaster recovery, large technology implementation, regulatory compliance and safety,” said Dennis W. Doll, Middlesex Water President and CEO. “We are grateful for his expert leadership and for the smooth transition of oversight of key responsibilities to the team now assuming familiar but larger leadership roles. We wish Rick good health and happiness in his retirement and congratulate the new members of our Executive team,” added Doll.

G. Christian Andreasen has been named Vice President – Enterprise Engineering. This role will bring the Engineering and all related elements of capital planning and execution for all companies in the Middlesex Water Company enterprise under a single management structure. Mr. Andreasen has been with the Company for 36 years.

Georgia M. Simpson has been named Vice President – Information Technology. This role reflects the expanded prominence of information technology in the Company’s strategy, business processes and risk profile. Ms. Simpson has been with the Company for 9 years.

Robert Fullagar has been named Vice President – Operations. This role assumes responsibility for the Production and Distribution functions as well as wastewater Collection and Treatment functions enterprise-wide. Mr. Fullagar has been with the Company for 21 years.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in New Jersey, Delaware and Pennsylvania.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette M. Sohler

Vice President – Corporate Affairs

(732) 638-7549